Exhibit 10.1

September 26, 2005

Ms. Linda Miller

15 Turnberry Lane

Pittsford, NY 14534

Dear Linda,

This letter confirms our agreement wherein you will serve as the Acting President of Department 56, Inc. (D56) from the date you sign this letter until June 15, 2006, (the Consulting Period) unless earlier terminated pursuant to the terms set out below.

Position Status:

You agree to be retained on an independent consultant basis to act in the capacity of Acting President of D56 during the Consulting Period. You agree to perform the Consulting Duties set out below for the Compensation set out below. Further, you agree that you are not an employee of D56 or any of its subsidiaries and that performing the Consulting Duties does not create an employer/employee relationship between you and D56 or any of its subsidiaries.

Compensation:

Your compensation as Acting President will be $2500 per working day based upon an average of three days per week. You will be paid once D56 receives an invoice from you, with no deductions for income taxes or other customary deductions taken from an employee’s pay check.

In addition, D56 will provide you with the following as additional compensation for your services:

• Paid living expenses in a Marriott Residence Inn or comparable accommodations;
• Fax machine;
• Rental car for time spent in the Minneapolis area;
• Coach airfare between your home in Rochester, New York and Minneapolis on a weekly basis;
• Coach airfare for your family to travel to Minneapolis four times within the Consulting Period;

At the time the new President is transitioned into the position, this Agreement will terminate and your existing consulting agreement with the Company will be reinstated.

If this Agreement is terminated early pursuant to the Early Termination of Consulting Period terms below, you will not continue to receive any unused benefits listed above or their cash equivalent.

Benefits:	You are not eligible to receive any benefits that D56 regularly provides to its employees, including, but not limited to health or dental insurance, paid holidays, or 401(k) plan benefits.

Stock Options and Restricted Stock

You will receive 10,000 shares of restricted stock in Department 56, Inc. Such shares shall vest twelve months from the grant date, which will be the date you sign this letter, provided you perform consulting services throughout said twelve month period under both this Agreement and your prior consulting agreement, which will be reinstated upon successful completion of this Agreement, except that if D56 terminates your services without cause prior to the expiration of said twelve month period, your grant of restricted stock will vest immediately upon said termination date. In addition, you will receive 20,000 stock options in Department 56, Inc., which will vest upon signing this letter. Your stock option price will be the average of the high and low price on the day you sign this letter.

Consulting Duties:

Throughout the Consulting Period you will regularly perform a broad range of advisory and management services on behalf of D56 with regard to managing the Company, including, but not limited to the following:

• Managing the day-to-day operations of Department 56, Inc.;

•      Hiring a replacement for Elise Linehan to fulfill the position of chief product development officer. Assisting in the transition and training of the replacement by working with Elise to effect a transition program;

• Assisting in hiring a President of Department 56, Inc. Working to transition and integrate the new President into his/her role;
• Ensuring the execution of the three-year strategic plan presented to the Department 56, Inc. Board of Directors at the September 14, 2005, quarterly board meeting; and

• Assisting the new President in preparing for the 2007 three-year planning cycle.

You will also perform such other services as the Chairwoman & CEO of D56 may request from time to time during the Consulting Period. In performing your services during the Consulting Period you will do so consistent with Department 56, Inc.’s direction and policies, including the Code of Ethics and Business Conduct. In this connection, during and after the Consulting Period you will keep confidential and not disclose any and all nonpublic information relating to Department 56, Inc and/or its subsidiaries.

Early Termination Of	In the event that D56 or you (1) commit any material fraud

Consulting Period:

against the other, (2) commit any unlawful act which adversely affects the other’s commercial prospects or (3) willfully or habitually breach or neglect our respective obligations under this letter agreement, the other party may terminate the consulting engagement with 30 days’ prior written notice, and during such 30 day period you and D56 shall meet to attempt to resolve the matters giving rise to the termination notice.

Noncompetition:

From the date you sign this letter through one year following expiration of the Consulting Period, you agree that you will not own (other than a negligible interest), manage, operate, join, be employed by or otherwise provide services anywhere in the world to:

• Any person or firm engaged in the design, development, production or distribution of miniature decorative or collectible buildings or coordinated “village” accessories; or

•      Any person or firm engaged in the design, development, production or distribution of giftware, home décor or tabletop products for the wholesale retail trade (examples: Midwest of Cannon Falls; Kurt Adler; Pacific Rim; Enesco; Goebel, Waterford/Wedgewood.)

Nature of Legal Relationship:

Your relationship to D56 during the Consulting Period shall be as an independent contractor, not as an employee, and you shall be responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid to you by D56. You will not have any claim against D56 for vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health or disability benefits, unemployment insurance benefits or employee benefits of any kind.

Legal Matters:

The laws of Minnesota shall govern this letter agreement. This letter agreement may be amended or waived only in a writing signed by both parties. The provisions of this letter agreement are severable so that invalidity of any provision shall not affect the enforceability or validity of any other provision.

Kindly sign the enclosed copy of this letter in the space provided below to confirm this as our mutual agreement, superseding all prior understandings and agreements with respect to any of the subject matter hereof.

Sincerely,

/s/ Timothy J. Schugel
Timothy J. Schugel
Chief Financial Officer &
Chief Operating Officer

Confirmed and agreed:

/s/ Linda J. Miller	Effective September 30, 2005
Linda Miller